Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Scorpio Tankers Inc. of our report dated March 24, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Scorpio Tanker Inc.'s Annual Report on Form 20-F for the year ended December 31, 2022.
/s/ PricewaterhouseCoopers Audit
Neuilly-sur-Seine, France
February 16, 2024